QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 21.1

CARRIAGE SERVICES, INC.
SUBSIDIARIES AS OF DECEMBER 31, 2002

NAME	JURISDICTION OF INCORPORATION
Carriage Funeral Holdings, Inc.	Delaware
CFS Funeral Services, Inc.	Delaware
Carriage Holding Company, Inc.	Delaware
Carriage Funeral Services of Michigan, Inc.	Michigan
Carriage Funeral Services of Kentucky, Inc.	Kentucky
Carriage Funeral Services of California, Inc.	California
Carriage Funeral Services of Idaho, Inc.	Idaho
Wilson & Kratzer Mortuaries	California
Rolling Hills Memorial Park	California
Carriage Services of Connecticut, Inc.	Connecticut
CSI Funeral Services of Massachusetts, Inc.	Massachusetts
CHC Insurance Agency of Ohio, Inc.	Ohio
Barnett, Demrow & Ernst, Inc.	Kentucky
Carriage Services of New Mexico, Inc.	New Mexico
Forastiere Family Funeral Services, Inc.	Massachusetts
Carriage Cemetery Services, Inc.	Texas
Carriage Funeral Services of Oklahoma, Inc.	Oklahoma
Carriage Funeral Services of Nevada, Inc.	Nevada
Hubbard Funeral Home, Inc.	Maryland
Carriage Services Capital Trust	Delaware
Carriage Team California (Cemetery), LLC	Delaware
Carriage Team California (Funeral), LLC	Delaware
Carriage Team Florida (Cemetery), LLC	Delaware
Carriage Team Florida (Funeral), LLC	Delaware
Carriage Services of Ohio, LLC	Delaware
Carriage Team Kansas, LLC	Delaware
Carriage Municipal Cemetery Services of Nevada, Inc.	Nevada
Carriage Cemetery Services of California, Inc.	California
Carriage Insurance Agency of Massachusetts, Inc.	Massachusetts
Carriage Internet Strategies, Inc.	Delaware
Carriage Investments, Inc.	Delaware
Carriage Management, L.P.	Texas
Cochrane's Chapel of the Roses, Inc.	California
Horizon Cremation Society, Inc.	California
Carriage Life Events, Inc.	Delaware
Wallis-Wilbanks Funeral Home, LLC	Georgia
Carriage Merger I, Inc.	Delaware
Carriage Merger II, Inc.	Delaware
Carriage Merger III, Inc.	Delaware
Carriage Merger IV, Inc.	Delaware

QuickLinks

  EXHIBIT 21.1